Exhibit 16

August 24, 2005

Securities and Exchange Commission

450 Fifth Street, NW

Washington, DC 20549

RE:    Watsco, Inc.

We have read Item 4.01 of Form 8-K of Watsco, Inc. dated August 18, 2005, and are in agreement with the statements under items (1)(i), (1)(ii), (1)(iv) and (1)(v), and (3) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,
/s/ Ernst & Young LLP
Certified Public Accountants